Exhibit 99.1

MDU Resources President and CEO Terry D. Hildestad Announces Retirement Plans;
David L. Goodin to Succeed as President and CEO

BISMARCK, N.D. – August 16, 2012 – MDU Resources Group, Inc. (NYSE:MDU) president and chief executive officer Terry D. Hildestad announced today he intends to retire on Jan. 3, 2013 after a 38-year career with the company.

“Terry has led MDU Resources with vision and integrity and we have a larger, stronger company as a result. The value of the company’s assets has grown nearly 50 percent since he became president and chief executive officer,” said Harry J. Pearce, board chairman. “Equally important, he has kept us financially strong as the nation’s economy struggled. Under Terry’s leadership we have maintained a strong balance sheet, good liquidity and healthy cash flows that allowed us to both withstand the recession and invest in internal growth that has positioned us to be very competitive as the economy recovers.”

“MDU Resources is an outstanding company, and I have had a very rewarding and enjoyable career,” Hildestad said. “After 38 years at MDU Resources, I am looking forward to enjoying another chapter of my life.”

Hildestad began his career with the company in 1974 at Knife River Corporation, where he served in several positions before becoming its president in 1991. He was named president and chief executive officer of Knife River in 1993. He became president and chief operating officer of MDU Resources in 2005 and was named to his current position in 2006. He will be 63 years old when he retires.

The board of directors unanimously elected David L. Goodin, 50, to succeed Hildestad as president and chief executive officer effective Jan. 4, 2013. He will become a member of the corporation’s board of directors at the same time. Goodin currently is president and chief executive officer of MDU Resources’ four utility businesses that collectively serve nearly 1 million customers – Montana-Dakota Utilities Co., Great Plains Natural Gas Co., Cascade Natural Gas Corporation and Intermountain Gas Company.

In making the announcement, Pearce said, “This election is the result of our comprehensive succession planning process led by the company’s board of directors. During this process, it became clear to us that Dave Goodin has the strategic vision, operational experience, passion and values to lead the future growth of the company. Dave was instrumental in the successful acquisition and integration of Cascade Natural Gas and Intermountain Gas Company, growing our utility operations to serve nearly 1 million customers.”

“I am very pleased that the board of directors has chosen Dave Goodin to succeed me,” said Hildestad. “Dave is a proven leader. He is a 29-year veteran of our company and exemplifies our core values.”

“I am excited to begin my new role as president and chief executive officer of MDU Resources,” said Goodin. “We have a strong management team, and we are well positioned for the future. I appreciate the confidence the board of directors has shown in me with this appointment.”

Goodin began his career with the company in 1983. He served in several positions before becoming president of Cascade Natural Gas in 2007. He became president of Montana-Dakota Utilities, Great Plains Natural Gas and Intermountain Gas in 2008.

Pearce also announced that J. Kent Wells will become a member of the board of directors in January and will serve as vice chairman. Wells, who will report directly to Goodin, is president and chief executive officer of Fidelity Exploration & Production Co., MDU Resources’ oil and natural gas production business.

Wells, 55, joined Fidelity in March of 2011. He was senior vice president of exploration and production for BP’s U.S. natural gas operations from 2007 until 2010, when he was named BP’s group senior vice president for global deepwater response. He was responsible for BP’s onshore natural gas business throughout the U.S., encompassing both exploration and production, and midstream business.

“Kent has done an outstanding job of growing oil production since joining the company early last year,” Pearce said. “His expertise and E&P experience will be a strong addition to the board.”

About MDU Resources

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities and pipelines, exploration and production, and construction materials and services companies. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts

Financial:
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700
Laura Lueder, corporate public relations manager, (701) 530-1095

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